EXHIBIT 99.5

SPE Master I, LP

RBS Partners, L.P.

Lands’ End, Inc.

Common Stock

Rule 10b5-1(c) Plan

SPE Master I, LP (“Master I”) has, as of the date set forth below, established this distribution plan (this “Plan”) in order to distribute 523,405 shares of Lands’ End, Inc. (the “Issuer”) common stock, par value $0.01 per share (each, a “Share”) currently held by SPE I pro rata to its partners on July 31, 2015 (the “Master I Distribution”), pursuant to the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and RBS Partners, L.P. (“RBS”) has, as of the date set forth below, established this Plan in order to subsequently distribute all Shares it receives in the Master I Distribution pro rata to its partners, including Edward S. Lampert, pursuant to the requirements of Rule 10b5-1(c) under the Exchange Act.

NOW, THEREFORE, Master I, RBS and Mr. Lampert agree, as applicable, as follows:

1.	Master I shall, on July 31, 2015, effect a pro rata distribution to its partners, including RBS as general partner of Master I, of 523,405 Shares held by Master I on such date. Subsequently, RBS will effect a pro rata distribution to its partners, including Mr. Lampert, of all Shares received by RBS pursuant to the Master I Distribution.

2.	This Plan shall end on the completion of a pro rata distribution of 523,405 Shares by Master I, and the subsequent pro rata distribution of all Shares received by RBS through the Master I Distribution, pursuant to this Plan.

3.	Master I, RBS and Mr. Lampert represent and warrant that on the date hereof:

•	none of them are aware of material, non-public information with respect to the Issuer or Sears Holdings Corporation (“Sears Holdings”);

•	none of them are subject to any legal, regulatory or contractual restriction or undertaking that would prevent the implementation and effectiveness of this Plan and any pro rata distribution thereunder;

•	this Plan is not part of a scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act;

•	none of them are subject to any current blackout period applicable to the Issuer or Sears Holdings; and

•	that both Master I and RBS are currently able to sell or distribute Shares in accordance with the insider trading policy of the Issuer and shares of common stock of Sears Holdings in accordance with the insider trading policy of Sears Holdings.

4.	It is the intent of Master I, RBS and Mr. Lampert that this Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and shall be interpreted to comply with the requirements of Rule 10b5-1(c).

5.	Master I, RBS and Mr. Lampert agree to make all filings required under Sections 13(d) and 16 of the Exchange Act.

6.	Master I, RBS and Mr. Lampert acknowledge and confirm that the Issuer is not a party to this Plan.

7.	If any provision of this Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Plan will continue and remain in full force and effect.

SPE I PARTNERS, LP

By:	RBS Partners, L.P., as its general partner

By:	ESL Investments, Inc., as its general partner

	By:	/s/ Edward S. Lampert
	Name:	Edward S. Lampert
	Title:	Chief Executive Officer

	Date:	July 2, 2015

RBS PARTNERS, L.P.

By:	ESL Investments, Inc., as its general partner

	By:	/s/ Edward S. Lampert
	Name:	Edward S. Lampert
	Title:	Chief Executive Officer

	Date:	July 2, 2015

EDWARD S. LAMPERT

	By:	/s/ Edward S. Lampert
	Name:	Edward S. Lampert

	Date:	July 2, 2015

Lands’ End, Inc. (the Issuer) has reviewed this Plan and confirms that it is consistent in form with the Issuer’s Insider Trading policy.

By:	/s/ Dorian R. Williams

Name:	Dorian R. Williams

Title:	SVP, General Counsel & Corporate Secretary